FOURTH AMENDMENT TO OFFICE LEASE

THIS FOURTH AMENDMENT TO OFFICE LEASE (this "**Amendment**") is dated as of August 16, 2019, between SPF MATHILDA, LLC, a Delaware limited liability company ("**Landlord**"), and CROWDSTRIKE, INC., a Delaware corporation ("**Tenant**").

RECITALS

A. Landlord and Tenant entered into that certain Office Lease dated as of April 4, 2017 (the "**Original Lease**"), as amended by that certain First Amendment to Lease dated as of September 18, 2018 (the "**First Amendment**"), that certain Second Amendment to Lease dated as of October 27, 2017 (the "**Second Amendment**") and that certain Third Amendment to Office Lease dated as of November 5, 2018 (the "**Third Amendment**"), pursuant to which Tenant leases from Landlord certain premises (collectively, the "**Existing Premises**") consisting of (i) Suite 102 on the first (1st) floor (the "**1st Floor Premises**") of that certain building located at 150 Mathilda Place, Sunnyvale, California (the "**Building**"), (ii) Suite 200 on the second (2nd) floor of the Building ("**Suite 200 Premises**"), (iii) Suites 304 and 306 on the third (3rd) floor of the Building (collectively, the "**3rd Floor Premises**"), and (iv) Suites 204, 206 and 208 on the second (2nd) floor of the Building (the "**Suite 204/206/208 Premises**", and together with the Suite 200 Premises, collectively, the "**2nd Floor Premises**"). The Original Lease, the First Amendment and the Second Amendment are collectively referred to herein as the "**Lease**". All capitalized terms not defined herein shall have the respective meanings given to them in the Lease.

B. The Lease Term with respect to the 1st Floor Premises is on a month-to-month basis. The Lease Term with respect to the 2nd Floor Premises and the 3rd Floor Premises is scheduled to expire on June 30, 2023.

C. Landlord and Tenant desire to amend the Lease to provide for (i) the leasing by Tenant of additional space in the Building, (ii) the extension of the Lease Term, and (iii) certain other Lease modifications, all as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. **Suite 202 Premises**. Effective as of the Suite 202 Delivery Date (as defined below), and continuing until the New Expiration Date (as defined below), the space on the second (2nd) floor of the Building shown outlined on the attached **Exhibit A-1** and known as Suite 202 (the "**Suite 202 Premises**") shall be added to the Premises covered by the Lease. Commencing on the Suite 202 Delivery Date, all references in the Lease and in this Amendment to the "Premises" shall be deemed to refer to the Existing Premises and the Suite 202 Premises, collectively (plus any other portion of the 4th Amendment Premises (as defined below) then leased by Tenant). Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of the Suite 202 Premises is deemed to be 4,241 rentable square feet.

The "**Suite 202 Delivery Date**" shall mean the date on which Landlord shall deliver the Suite 202 Premises to Tenant in the condition described in Section 1.1 below. The scheduled Suite 202 Delivery Date is the business day immediately after the mutual execution and delivery of this Amendment. If Landlord is unable to deliver possession of the Suite 202 Premises to Tenant on the scheduled Suite 202 Delivery Date for any reason whatsoever, neither this Amendment nor the Lease shall be void or voidable, nor shall any such delay in delivery of possession of the Suite 202 Premises operate to extend the Lease Term beyond the New Expiration Date or amend Tenant's obligations hereunder or under the Lease. In such event, however, the Suite 202 Delivery Date shall be delayed by the same number of days as the delay in delivery. Upon either party's request after the Suite 202 Delivery Date, the parties shall execute a letter confirming the Suite 202 Delivery Date and the Suite 202 Commencement Date (as defined below).

From and after the Suite 202 Delivery Date, (i) the provisions of the Lease, as amended hereby, other than with respect to the payment of Base Rent and Building Direct Expenses for the Suite 202 Premises, shall apply with respect to Tenant's lease of the Suite 202 Premises, including, but not limited to, the provisions of Article 10 of the Original Lease relating to Tenant's indemnification of Landlord, (ii) Tenant shall pay all utility, service and maintenance charges for the Suite 202 Premises attributable to Tenant's use of the Suite 202 Premises as reasonably determined by Landlord, and (iii) prior to such entry of the Suite 202 Premises by Tenant, Tenant shall have delivered to Landlord payment in an amount equal to the Base Rent for the Suite 202 Premises for the first (1st) month) of the Lease Term in which Base Rent is due for the Suite 202 Premises.

1.1 **Condition of Suite 202 Premises**. Tenant shall accept the Suite 202 Premises in its as-is condition as of the Suite 202 Delivery Date and Landlord shall have no obligation to make or, except as expressly set forth in **Exhibit B** attached hereto, pay for any alterations, additions, improvement or renovations in or to the Suite 202 Premises; provided that Landlord shall cause those portions of the Base Building systems serving the Suite 202 Premises to be, as of the Suite 202 Delivery Date, in good working order and condition; provided further that the foregoing shall not imply any representation or warranty as to the useful life of such systems.

1.2 **Base Rent**. Commencing as of ninety (90) days after the Suite 202 Delivery Date (such date, the "**Suite 202 Commencement Date**") and continuing through the New Expiration Date, Tenant shall pay Base Rent for the Suite 202 Premises pursuant to the Lease in the following amounts:

Period	Monthly Base Rent	Approximate Monthly Rental Rate Per Square Foot
Lease Month 1 – 12	$26,718.30	$6.30
Lease Month 13 – 24	$27,519.85	$6.49
Lease Month 25 – 36	$28,345.45	$6.68
Lease Month 37 – 48	$29,195.81	$6.88

Lease Month 49 – 60	$30,071.68	$7.09
Lease Month 61 – New Expiration Date	$30,973.83	$7.30

For purposes of the rental chart set forth in this Section 1.2, "**Lease Month 1**" shall commence on the Suite 202 Commencement Date and end on the last day of the first full calendar month thereafter, and each subsequent Lease Month shall be the calendar month commencing on the day after the expiration of the prior Lease Month, except that the last Lease Month shall end on the New Expiration Date.

1.3 **Building Direct Expenses**. Effective as of the Suite 202 Commencement Date, the provisions of Article 4 of the Original Lease shall apply to the Suite 202 Premises, and for such purposes Tenant's Share of Building Direct Expenses shall mean 3.1645% with respect to the Suite 202 Premises.

1.4 **Parking**. On account of Tenant leasing the Suite 202 Premises, effective as of the Suite 202 Delivery Date, Tenant shall be entitled to the use of twelve (12) additional unreserved parking passes, subject to the terms of Article 28 of the Original Lease.

2. **Suite 400 Premises**. Effective as of the Suite 400 Delivery Date (as defined below), and continuing until the New Expiration Date, the space on the fourth (4th) floor of the Building shown outlined on the attached **Exhibit A-2** and known as Suite 400 (the "**Suite 400 Premises**") shall be added to the Premises covered by the Lease. Commencing on the Suite 400 Delivery Date, all references in the Lease and in this Amendment to the "Premises" shall be deemed to refer to the Existing Premises and the Suite 400 Premises, collectively (plus any other portion of the 4th Amendment Premises then leased by Tenant). Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of the Suite 400 Premises is deemed to be 22,663 rentable square feet.

The "**Suite 400 Delivery Date**" shall mean the date on which Landlord shall deliver the Suite 400 Premises to Tenant in the condition described in Section 2.1 below. The scheduled Suite 400 Delivery Date is the date immediately after the execution and delivery of this Amendment, subject to the satisfaction of Section 2.5 below. If Landlord is unable to deliver possession of the Suite 400 Premises to Tenant on the scheduled Suite 400 Delivery Date for any reason whatsoever, neither this Amendment nor the Lease shall be void or voidable, nor shall any such delay in delivery of possession of the Suite 400 Premises operate to extend the Lease Term beyond the New Expiration Date or amend Tenant's obligations hereunder or under the Lease. In such event, however, the Suite 400 Delivery Date shall be delayed by the same number of days as the delay in delivery. Upon either party's request after the Suite 400 Delivery Date, the parties shall execute a letter confirming the Suite 400 Delivery Date and the Suite 400 Commencement Date (as defined below).

From and after the Suite 400 Delivery Date, (i) the provisions of the Lease, as amended hereby, other than with respect to the payment of Base Rent and Building Direct Expenses for the Suite 400 Premises, shall apply with respect to Tenant's lease of the Suite 400 Premises, including, but not limited to, the provisions of Article 10 of the Original Lease relating

to Tenant's indemnification of Landlord, (ii) Tenant shall pay all utility, service and maintenance charges for the Suite 400 Premises attributable to Tenant's use of the Suite 400 Premises as reasonably determined by Landlord, and (iii) prior to such entry of the Suite 400 Premises by Tenant, Tenant shall have delivered to Landlord payment in an amount equal to the Base Rent for the Suite 400 Premises for the first (1st) month) of the Lease Term in which Base Rent is due for the Suite 400 Premises.

2.1 **Condition of Suite 400 Premises**. Tenant shall accept the Suite 400 Premises in its as-is condition as of the Suite 400 Delivery Date and Landlord shall have no obligation to make or, except as expressly set forth in **Exhibit B** attached hereto, pay for any alterations, additions, improvement or renovations in or to the Suite 400 Premises; provided that Landlord shall cause those portions of the Base Building systems serving the Suite 400 Premises to be, as of the Suite 400 Delivery Date, in good working order and condition; provided further that the foregoing shall not imply any representation or warranty as to the useful life of such systems.

2.2 **Base Rent**. Commencing as of ninety (90) days after the Suite 400 Delivery Date (such date, the "**Suite 400 Commencement Date**") and continuing through the New Expiration Date, Tenant shall pay Base Rent for the Suite 400 Premises pursuant to the Lease in the following amounts:

Period	Monthly Base Rent	Approximate Monthly Rental Rate Per Square Foot
Lease Month 1 – 12	$142,776.90	$6.30
Lease Month 13 – 24	$147,060.21	$6.49
Lease Month 25 – 36	$151,472.02	$6.68
Lease Month 37 – 48	$156,016.18	$6.88
Lease Month 49 – 60	$160,696.67	$7.09
Lease Month 61 – New Expiration Date	$165,517.57	$7.30

For purposes of the rental chart set forth in this Section 2.2, the references to "Lease Month" shall have the same meaning as set forth in the rental chart set forth in Section 1.2 above, with the intention of the parties being that, commencing as of the Suite 400 Commencement Date and continuing thereafter during the Lease Term, Tenant shall pay Base Rent for the Suite 400 Premises at the same monthly rental rate per square foot as Tenant is then paying for the Suite 202 Premises. Once the Suite 400 Commencement Date occurs, if the foregoing rental chart does not reflect the intention of the parties as described in the preceding sentence, then the parties shall promptly execute and amendment to the Lease to modify the foregoing rental chart to reflect such intention.

2.3 **Building Direct Expenses**. Effective as of the Suite 400 Commencement Date, the provisions of Article 4 of the Original Lease shall apply to the Suite 400 Premises, and

for such purposes Tenant's Share of Building Direct Expenses shall mean 16.9104% with respect to the Suite 400 Premises.

2.4 **Parking**. On account of Tenant leasing the Suite 400 Premises, effective as of the Suite 400 Delivery Date, Tenant shall be entitled to the use of sixty-five (65) additional unreserved parking passes, subject to the terms of Article 28 of the Original Lease.

2.5 **Effectiveness of Suite 400 Premises Contingent Upon Termination of Lease with Existing Tenant**. Tenant hereby acknowledges that the Suite 400 Premises is currently occupied by another tenant in the Building (the "**Existing Tenant**"), pursuant to a lease agreement between Landlord and the Existing Tenant (the "**Existing Lease**"). Tenant expressly acknowledges and agrees that, notwithstanding anything to the contrary contained in the Lease, as amended hereby, the addition of the Suite 400 Premises pursuant to the terms of this Amendment shall not be effective unless and until Landlord and the Existing Tenant (each in their sole and absolute discretion) execute a written agreement providing for the Existing Tenant's surrender of the Suite 400 Premises and the Existing Tenant vacates and delivers exclusive possession of the Suite 400 Premises to Landlord in accordance with the surrender provisions set forth in such Existing Lease. Tenant's execution and delivery of this Amendment hereby constitutes an irrevocable offer by Tenant to enter into this Amendment upon all of the terms, covenants and conditions set forth herein, which offer shall expire on the Surrender Outside Date (as defined below). If Landlord and the Existing Tenant (each in their sole and absolute discretion) do not execute a written agreement providing for the Existing Tenant's surrender of the Suite 400 Premises and the Existing Tenant fails to vacate and deliver exclusive possession of the Suite 400 Premises to Landlord in accordance herewith on or before ninety (90) days after the execution and delivery of this Amendment (the "**Surrender Outside Date**"), then Landlord shall have the right, exercisable by written notice to Tenant (the "**Contingency Termination Notice**") delivered at any time after the Surrender Outside Date, to terminate this Amendment as it relates only to Tenant's leasing of the Suite 400 Premises, in which event (i) the portions of this Amendment relevant to the Suite 400 Premises (e.g., Base Rent, Tenant's Share, the portion of the Fourth Amendment Allowance attributable to the Suite 400 Premises, and parking rights) shall be rescinded and shall be of no force or effect whatsoever as of the date Tenant receives the Contingency Termination Notice, and (ii) if Landlord deems reasonably necessary, the parties shall execute a further lease amendment to reflect such removal of the Suite 400 Premises from the "Premises" leased by Tenant; provided that no such termination shall effect Tenant's leasing of the Suite 202 Premises, the Suite 300 Premises or the Suite 302 Premises (as such terms are defined below).

3. **Suite 302 Premises**. Effective as of the Suite 302 Commencement Date (as defined below), and continuing until the New Expiration Date, the space on the third (3rd) floor of the Building shown outlined on the attached **Exhibit A-3** and known as Suite 302 (the "**Suite 302 Premises**") shall be added to the Premises covered by the Lease. Commencing on the Suite 302 Commencement Date, all references in the Lease and in this Amendment to the "Premises" shall be deemed to refer to the Existing Premises and the Suite 302 Premises, collectively (plus any other portion of the 4th Amendment Premises then leased by Tenant). Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of the Suite 302 Premises is deemed to be 5,113 rentable square feet.

The "**Suite 302 Commencement Date**" shall mean the date on which Landlord shall deliver the Suite 302 Premises to Tenant in the condition described in Section 3.1 below. The scheduled Suite 302 Commencement Date is July 1, 2020. If Landlord is unable to deliver possession of the Suite 302 Premises to Tenant on the scheduled Suite 302 Commencement Date for any reason whatsoever, neither this Amendment nor the Lease shall be void or voidable, nor shall any such delay in delivery of possession of the Suite 302 Premises operate to extend the Lease Term beyond the New Expiration Date or amend Tenant's obligations hereunder or under the Lease. In such event, however, the Suite 302 Commencement Date shall be delayed by the same number of days as the delay in delivery. Upon either party's request after the Suite 302 Commencement Date, the parties shall execute a letter confirming the Suite 302 Commencement Date.

From and after the Suite 302 Commencement Date, (i) the provisions of the Lease, as amended hereby, shall apply with respect to Tenant's lease of the Suite 302 Premises, including, but not limited to, the provisions of Article 10 of the Original Lease relating to Tenant's indemnification of Landlord, (ii) Tenant shall pay all utility, service and maintenance charges for the Suite 302 Premises attributable to Tenant's use of the Suite 302 Premises as reasonably determined by Landlord, and (iii) prior to such entry of the Suite 302 Premises by Tenant, Tenant shall have delivered to Landlord payment in an amount equal to the Base Rent for the Suite 302 Premises for the first (1st) month) of the Lease Term in which Base Rent is due for the Suite 302 Premises.

3.1 **Condition of Suite 302 Premises**. Tenant is currently in occupancy of the Suite 302 Premises pursuant to a sublease agreement with the existing tenant of such premises. Accordingly, Tenant is familiar with the condition of the Suite 302 Premises and shall accept the Suite 302 Premises in its as-is condition as of the Suite 302 Delivery Date and Landlord shall have no obligation to make or, except as expressly set forth in **Exhibit B** attached hereto, pay for any alterations, additions, improvement or renovations in or to the Suite 302 Premises.

3.2 **Base Rent**. Commencing as of the Suite 302 Commencement Date and continuing through the New Expiration Date, Tenant shall pay Base Rent for the Suite 302 Premises pursuant to the Lease in the following amounts:

Period	Monthly Base Rent	Approximate Monthly Rental Rate Per Square Foot
Suite 302 Commencement Date – Lease Month 12	$32,211.90	$6.30
Lease Month 13 – 24	$33,178.26	$6.49
Lease Month 25 – 36	$34,173.61	$6.68
Lease Month 37 – 48	$35,198.82	$6.88
Lease Month 49 – 60	$36,254.78	$7.09

Lease Month 61 – New Expiration Date	$37,342.42	$7.30

For purposes of the rental chart set forth in this Section 3.2, the references to "Lease Month" shall have the same meaning as set forth in the rental chart set forth in Section 1.2 above, with the intention of the parties being that, commencing as of the Suite 302 Commencement Date and continuing thereafter during the Lease Term, Tenant shall pay Base Rent for the Suite 302 Premises at the same monthly rental rate per square foot as Tenant is then paying for the Suite 202 Premises. Once the Suite 302 Commencement Date occurs, if the foregoing rental chart does not reflect the intention of the parties as described in the preceding sentence, then the parties shall promptly execute and amendment to the Lease to modify the foregoing rental chart to reflect such intention.

3.3 **Building Direct Expenses**. Effective as of the Suite 302 Commencement Date, the provisions of Article 4 of the Original Lease shall apply to the Suite 302 Premises, and for such purposes Tenant's Share of Building Direct Expenses shall mean 3.8152% with respect to the Suite 302 Premises.

3.4 **Parking**. On account of Tenant leasing the Suite 302 Premises, effective as of the Suite 302 Delivery Date, Tenant shall be entitled to the use of fifteen (15) additional unreserved parking passes, subject to the terms of Article 28 of the Original Lease.

4. **Suite 300 Premises**. Effective as of the Suite 300 Commencement Date (as defined below), and continuing until the New Expiration Date, the space on the third (3rd) floor of the Building shown outlined on the attached **Exhibit A-4** and known as Suite 300 (the "**Suite 300 Premises**") shall be added to the Premises covered by the Lease. Commencing on the Suite 300 Commencement Date, all references in the Lease and in this Amendment to the "Premises" shall be deemed to refer to the Existing Premises and the Suite 300 Premises, collectively (plus any other portion of the 4th Amendment Premises then leased by Tenant). Landlord and Tenant hereby stipulate for all purposes of the Lease that the rentable square footage of the Suite 300 Premises is deemed to be 6,657 rentable square feet.

The "**Suite 300 Commencement Date**" shall mean the date on which Landlord shall deliver the Suite 300 Premises to Tenant in the condition described in Section 4.1 below. The scheduled Suite 300 Commencement Date is December 1, 2021. If Landlord is unable to deliver possession of the Suite 300 Premises to Tenant on the scheduled Suite 300 Commencement Date for any reason whatsoever, neither this Amendment nor the Lease shall be void or voidable, nor shall any such delay in delivery of possession of the Suite 300 Premises operate to extend the Lease Term beyond the New Expiration Date or amend Tenant's obligations hereunder or under the Lease. In such event, however, the Suite 300 Commencement Date shall be delayed by the same number of days as the delay in delivery. Upon either party's request after the Suite 300 Commencement Date, the parties shall execute a letter confirming the Suite 300 Commencement Date.

From and after the Suite 300 Commencement Date, (i) the provisions of the Lease, as amended hereby, shall apply with respect to Tenant's lease of the Suite 300 Premises, including,

but not limited to, the provisions of Article 10 of the Original Lease relating to Tenant's indemnification of Landlord, (ii) Tenant shall pay all utility, service and maintenance charges for the Suite 300 Premises attributable to Tenant's use of the Suite 300 Premises as reasonably determined by Landlord, and (iii) prior to such entry of the Suite 300 Premises by Tenant, Tenant shall have delivered to Landlord payment in an amount equal to the Base Rent for the Suite 300 Premises for the first (1st) month) of the Lease Term in which Base Rent is due for the Suite 300 Premises.

4.1 **Condition of Suite 300 Premises**. Tenant is currently in occupancy of the Suite 300 Premises pursuant to a sublease agreement with the existing tenant of such premises. Accordingly, Tenant is familiar with the condition of the Suite 300 Premises and shall accept the Suite 300 Premises in its as-is condition as of the Suite 300 Delivery Date and Landlord shall have no obligation to make or, except as expressly set forth in **Exhibit B** attached hereto, pay for any alterations, additions, improvement or renovations in or to the Suite 300 Premises.

4.2 **Base Rent**. Commencing as of the Suite 300 Commencement Date and continuing through the New Expiration Date, Tenant shall pay Base Rent for the Suite 300 Premises pursuant to the Lease in the following amounts:

Period	Monthly Base Rent	Approximate Monthly Rental Rate Per Square Foot
Suite 300 Commencement Date – Lease Month 36	$44,500.05	$6.68
Lease Month 37 – 48	$45,835.05	$6.88
Lease Month 49 – 60	$47,210.10	$7.09
Lease Month 61 – New Expiration Date	$48,626.40	$7.30

For purposes of the rental chart set forth in this Section 4.2, the references to "Lease Month" shall have the same meaning as set forth in the rental chart set forth in Section 1.2 above, with the intention of the parties being that, commencing as of the Suite 300 Commencement Date and continuing thereafter during the Lease Term, Tenant shall pay Base Rent for the Suite 300 Premises at the same monthly rental rate per square foot as Tenant is then paying for the Suite 202 Premises. Once the Suite 300 Commencement Date occurs, if the foregoing rental chart does not reflect the intention of the parties as described in the preceding sentence, then the parties shall promptly execute and amendment to the Lease to modify the foregoing rental chart to reflect such intention.

4.3 **Building Direct Expenses**. Effective as of the Suite 300 Commencement Date, the provisions of Article 4 of the Original Lease shall apply to the Suite 300 Premises, and for such purposes Tenant's Share of Building Direct Expenses shall mean 4.9672% with respect to the Suite 300 Premises.

4.4 **Parking**. On account of Tenant leasing the Suite 300 Premises, effective as of the Suite 300 Delivery Date, Tenant shall be entitled to the use of nineteen (19) additional unreserved parking passes, subject to the terms of Article 28 of the Original Lease.

5. **Extension of Lease Term**. The Lease Term for all of the 4th Amendment Premises (as defined below), the 2nd Floor Premises and the 3rd Floor Premises (but not the 1st Floor Premises) shall be extended such that the Lease Term shall now expire on June 30, 2025 (the "**New Expiration Date**"). The extension period described in the preceding sentence is referred to in this Amendment as the "**Extension Term**." All terms and conditions of the Lease will apply to the Extension Term, except as otherwise set forth in this Amendment. As used in this Amendment, the "**4th Amendment Premises**" means collectively the Suite 202 Premises, the Suite 300 Premises, the Suite 302 Premises and the Suite 400 Premises. The 4th Amendment Premises contains a total of approximately 38,764 rentable square feet.

6. **Base Rent for 2nd Floor Premises and 3rd Floor Premises**. Prior to July 1, 2023, Tenant shall pay Base Rent for the 2nd Floor Premises and the 3rd Floor Premises as set forth in the Lease. Commencing as of July 1, 2023 and continuing through the New Expiration Date, Tenant shall pay Base Rent for the 2nd Floor Premises and the 3rd Floor Premises pursuant to the Lease in the following amounts:

Period	Monthly Base Rent	Approximate Monthly Rental Rate Per Square Foot
07/01/23 – 06/30/24	$213,529.53	$7.09
07/01/24 – 06/30/25	$219,854.10	$7.30

7. **Letter of Credit**. Landlord and Tenant acknowledge and agree that Landlord is currently holding the L-C under the Lease in the amount of $453,512.72, which Tenant shall continue to maintain in effect through the L-C Expiration Date, as extended by this Amendment (i.e., the date that is no less than one hundred twenty (120) days after the expiration of the Lease Term (as extended by the Extension Term defined herein), as the same may be extended), in accordance with all of the terms and conditions of Article 21 of the Original Lease, as amended by Section 8 of the First Amendment. The reductions in the amount of the L-C which are set forth in Section 21.3.1 of the Original Lease, as modified by Section 8 of the First Amendment, shall continue to apply on the terms and conditions set forth therein. Accordingly, subject to the terms and conditions of Section 21.3.1 of the Original Lease, the existing L-C, as it may be amended, shall be reduced by $200,977.35 on November 1, 2019, the L-C Reduction Effective Date.

Concurrently with Tenant's execution and delivery of this Amendment, Tenant shall deliver to Landlord an additional L-C in the amount of $167,925.00 (the "**4th Amendment Additional L-C**"). The 4th Amendment Additional L-C shall be in the form required under Article 21 of the Original Lease and shall otherwise be subject to all of the same terms and conditions as the existing L-C, except that the reductions in the amount of the L-C set forth in Section 21.3.1 of the Original Lease shall not apply to the 4th Amendment Additional L-C. In lieu of providing Landlord with an additional letter of credit as provided above, Tenant may instead provide Landlord with an amendment to the existing L-C sufficient to increase the existing L-C

by \$167,925.00 (whereby, references in this Section 7 to the "4th Amendment Additional L-C" shall refer to such amendment to the existing L-C, but such 4th Amendment Additional L-C amount shall not be subject to reduction).

8. **Option Term**. The Extension Option set forth in Section 2.3 of the Original Lease, as amended, shall continue to apply on the terms and condition set forth therein and shall apply with respect to any or all of the 4th Amendment Premises, 2nd Floor Premises and/or the 3rd Floor Premises (but not the 1st Floor Premises), except that (i) the words "and Tenant has not previously been in Default" appearing in the fifth line and seventh line of Section 2.3.1 of the Original Lease are hereby deleted and replaced with "and Tenant has not been in Default more than three (3) times during the Lease Term", and (ii) the rights contained in this Section shall be personal to the Original Tenant and its Permitted Assignee, and may only be exercised by the Original Tenant or its Permitted Assignee if the Original Tenant or the Permitted Assignee at the time of exercise of the Extension Option, occupies more than seventy-five percent (75%) of the applicable portion(s) of the 4th Amendment Premises, 2nd Floor Premises and/or the 3rd Floor Premises as to which Tenant is exercising its Extension Option. Tenant's Option Exercise Notice shall set forth whether Tenant's option to renew applies to any or all of the 4th Amendment Premises, 2nd Floor Premises and/or the 3rd Floor Premises.

9. **Signage**.

9.1 **Building-Top Signage**. With respect to the 4th Amendment Premises, Tenant shall have the signage described in Article 23 of the Original Lease. In addition, subject to the terms of this Section 9, as a part of the Tenant Improvements (as defined below) in accordance with terms of the Tenant Work Letter or as Alterations in accordance with Article 8 of the Original Lease, Tenant, at Tenant's sole cost and expense, shall have the right to install building-top signage on the exterior of the Building on the Mathilda Avenue side of the Building, identifying the name and/or logo of the Original Tenant (i.e., "Crowdstrike, Inc.") or its Permitted Transferee (the "**Building-Top Signage**"). The location, graphics, materials, color, design, lettering, size, quality and specifications of the Building-Top Signage shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. The Building-Top Signage shall also comply with and be subject to all Applicable Laws, including, but not limited to, all requirements of the City of Sunnyvale ("**City**") (or other applicable governmental authorities); provided, however, that in no event shall the approval by the City (or other applicable governmental authorities) of the Building-Top Signage be deemed a condition precedent to the effectiveness of this Amendment, and if such approval is not obtained, Landlord's and Tenant's other obligations under the Lease, as amended hereby, shall not be affected thereby. Landlord shall, at no cost to Landlord, reasonably cooperate with Tenant in obtaining applicable permits from the City in connection with the installation of the Building-Top Signage. Following the initial construction and installation of the Building-Top Signage, Tenant shall be entitled to modify the name and/or logo for such signage, at Tenant's sole cost and expense, to the new name and/or logo adopted by Original Tenant or its Permitted Transferee, provided that the new name and/or logo shall not be an Objectionable Name or Logo (defined below). "**Objectionable Name or Logo**" shall mean any name or logo which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class office building, or which would otherwise reasonably offend

a landlord of the Comparable Buildings. Tenant shall, at its sole cost and expense, maintain the Building-Top Signage in good condition and repair. The signage rights granted to Tenant under this Section 9 are personal to the Original Tenant and may only be exercised by the Original Tenant or its Permitted Transferee (and not any other assignee, or any sublessee or other Transferee of the Original Tenant's interest in the Lease). Notwithstanding anything to the contrary contained in this Section 9, in no event shall Tenant have any right to the Building-Top Signage if the Original Tenant or its Permitted Transferee is not, at any particular time, leasing and occupying at least fifty percent (50%) of the rentable square footage of the Building (the "**Occupancy Threshold**").

9.2 **Restoration**. Upon the expiration or earlier termination of the Lease, as amended hereby, or Tenant's right to possession of the Premises, or the earlier termination of Tenant's right to the Building-Top Signage by reason of Tenant's failure to meet the requirements applicable thereto pursuant to this Section 9, or by Landlord's written notice to Tenant by reason of Tenant's failure to meet the Occupancy Threshold, Tenant shall remove the Building-Top Signage, at Tenant's sole cost and expense and repair and restore to good condition the areas of the Building on which the Building-Top Signage was located or that was otherwise affected by such signage or the removal thereof, reasonable wear and tear excepted, or at Tenant's election with prior written notice thereof to Landlord at least thirty (30) days prior to the expiration or earlier termination of the Lease Term, Landlord shall perform any such removal and/or repair and restoration and Tenant shall pay Landlord the actual and reasonable cost thereof within thirty (30) days after Landlord's demand.

10. **1st Floor Premises**

10.1 **Extension of Lease Term**. Tenant is currently leasing the 1st Floor Premises on a month-to-month basis. The Lease Term with respect to the 1st Floor Premises is hereby extended for a period commencing as of September 1, 2019 and ending on December 31, 2019 (the "**1st Floor Extension Period**"). All terms and conditions of the Lease with respect to the 1st Floor Premises will apply to the 1st Floor Extension Period, except as otherwise set forth in this Amendment.

10.2 **Base Rent**. Prior to the commencement of the 1st Floor Extension Period, Tenant shall continue to pay Base Rent for the 1st Floor Premises in the amount set forth in the Lease. During the 1st Floor Extension Period, Tenant shall pay Landlord Base Rent for the 1st Floor Premises pursuant to the Lease in an amount equal to $28,827.75 per month.

11. **Deleted Provisions**. Effective as of the date hereof, the following provisions of the Lease are hereby deleted in their entirety and of no further force and effect: (i) Section 8 of the Third Amendment; and (ii) Section 1.3 of the Original Lease.

12. **Brokers**. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than Cushman & Wakefield and CBRE, Inc., collectively on behalf of Landlord, and Jones Lang LaSalle, on behalf of Tenant (collectively, the "**Brokers**") in connection with the negotiation of this Amendment and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses

(including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent (other than the Brokers) occurring by, through, or under the indemnifying party. The terms of this Section 12 shall survive the expiration or earlier termination of the Lease, as amended.

13. **Organization and Authority**. Tenant hereby covenants, represents and warrants that (a) Tenant is duly organized, in good standing and qualified to do business under the laws of the state of its formation and, if different, is qualified to do business in the State of California and has all necessary powers to enter into and perform its obligations under the Lease, as amended, (b) this Amendment has been duly and effectively authorized by all necessary action required under Tenant's organizational documents, and (c) this Amendment has been duly executed and delivered on behalf of Tenant, and is a valid and binding agreement of Tenant.

14. **Counterparts**. This Amendment may be executed in any number of original counterparts. Any such counterpart, when executed, shall constitute an original of this Amendment, and all such counterparts together shall constitute one and the same Amendment.

15. **California Accessibility Disclosure**. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, the Building, the Existing Premises and the 4th Amendment Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 of the Original Lease, Tenant, at its cost, is responsible for making any repairs within the Existing Premises and the 4th Amendment Premises to correct violations of construction-related accessibility standards disclosed by a CASp inspection requested by Tenant; and, if anything done by or for Tenant in its use or occupancy of the Existing Premises and/or the 4th Amendment Premises shall require repairs to the Building (outside the Existing Premises and/or the 4th Amendment Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

16. **Rent from Real Property**. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as "rents from real property," and will otherwise not constitute "unrelated business taxable income" or "impermissible tenant services income," all within the

meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the "**Code**") and the U.S. Department of Treasury Regulations promulgated thereunder (the "**Regulations**"). In the event that Landlord reasonably determines that there is any risk that any amount payable under the Lease, as amended hereby, shall not qualify as "rents from real property" or will otherwise constitute unrelated business taxable income or impermissible tenant services income within the meaning of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under the Lease, as amended hereby, as "rents from real property" and (b) to permit (and, upon request, to acknowledge in writing) an assignment of certain services under the Lease, as amended hereby, and, upon request, to enter into direct agreements with the parties furnishing such services. Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (i) Tenant's incurring more than de minimis additional liability under the Lease, as amended hereby, or (ii) more than a de minimis negative change in the quality or level of Building operations or services rendered to Tenant under the Lease, as amended hereby. For the avoidance of doubt, (A) if Tenant does not acknowledge in writing an assignment as described in clause (ii) above (it being agreed that Tenant shall not unreasonably withhold, condition or delay such acknowledgment so long as the criteria in clauses (i) and (ii) are satisfied), then Landlord shall not be released from liability under the Lease, as amended hereby, with respect to the services so assigned; and (B) nothing in this Section shall limit or otherwise affect Landlord's ability to assign its entire interest in the Lease, as amended hereby, to any party as part of a conveyance of Landlord's ownership interest in the Building.

17. **Ratification and Confirmation**. Except as set forth in this Amendment, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect, and the provisions of Section 8.6 of the Original Lease (Tenant's Security System) shall apply to the 4th Amendment Premises. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:	TENANT:
SPF MATHILDA, LLC, a Delaware limited liability company	CROWDSTRIKE, INC., a Delaware corporation
By ______________________	By ______________________
Name Lauren B. Graham	Name [illegible]
Title *Executive Director*	Title [illegible]

EXHIBIT A-1

Suite 202 Premises


202

EXHIBIT A-2

Suite 400 Premises


SUITE 400

EXHIBIT A-3

Suite 302 Premises


SUITE 302

EXHIBIT A-4

Suite 300 Premises


SUITE
300

EXHIBIT B

Work Letter

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the 4th Amendment Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the 4th Amendment Premises, in sequence, as such issues will arise during the actual construction of the 4th Amendment Premises. All references in this Tenant Work Letter to Sections of "this Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter. From and after the date that Landlord delivers possession of a portion of the 4th Amendment Premises to Tenant, the terms of this Tenant Work Letter shall apply to such portion of the 4th Amendment Premises so delivered to Tenant.

SECTION 1

DELIVERY OF The 4TH AMENDMENT PREMISES

Except as expressly set forth in Sections 1.1, 2.1, 3.1 and 4.1 of the Amendment, Tenant shall accept the 4th Amendment Premises from Landlord in their presently existing, "as-is" condition as of the date of this Lease.

SECTION 2

TENANT IMPROVEMENTS

2.1 **Fourth Amendment Allowance**. Tenant shall be entitled to a one-time tenant improvement allowance in an amount equal to $781,267.00 (the "**Fourth Amendment Allowance**") for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the any of the 4th Amendment Premises, the 2nd Floor Premises or the 3rd Floor Premises (the "**Tenant Improvements**"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Fourth Amendment Allowance. All Tenant Improvements for which the Fourth Amendment Allowance has been utilized shall be deemed Landlord's property under the terms of the Lease, as amended hereby. In the event that Tenant shall fail to use the entire Fourth Amendment Allowance on or before the date that is one (1) year after Landlord has delivered the last component of the 4th Amendment Premises to Tenant, such unused amounts shall be the sole property of Landlord and Tenant shall have no claim to any such unused amounts.

2.2 **Disbursement of the Fourth Amendment Allowance**.

2.2.1 **Fourth Amendment Allowance Items**. Except as otherwise set forth in this Tenant Work Letter, the Fourth Amendment Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "**Fourth Amendment Allowance Items**"):

2.2.1.1 Payment of the fees of the "Architect/Space Planner" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of

the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Documents," as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, demolition, testing and inspection costs, trash removal costs, parking fees, after-hours utilities usage, Tenant's construction management and contractors' fees and general conditions;

2.2.1.4 The cost of any changes anywhere in the base building or the floor of the Building on which the Premises is located, when such changes are required by the Construction Documents (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or to comply with applicable governmental regulations or building codes (collectively, the "**Code**"), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Documents or Tenant Improvements required by Code;

2.2.1.6 Sales and use taxes and Title 24 fees;

2.2.1.7 the "Landlord Coordination Fee," as that term is defined in Section 4.2.6 of this Tenant Work Letter; and

2.2.1.8 All other costs approved by or expended by Tenant in connection with the construction of the Tenant Improvements.

2.2.2 **<u>Disbursement of Fourth Amendment Allowance</u>**. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Fourth Amendment Allowance for Fourth Amendment Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

2.2.2.1 **<u>Monthly Disbursements</u>**. On or before the twentieth (20th) day of each calendar month during the construction of the Tenant Improvements (the "**Submittal Date**") (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant showing the schedule, by trade, of percentage of completion of the Tenant Improvements; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered with respect to the Tenant Improvements (if such invoice is for the Contractor, the Contractor will need to provide an application and certificate for payment [AIA form G702-1992 or equivalent] signed by the Architect/Space Planner, and a breakdown sheet [AIA form G703-1992 or equivalent]); (iii) an original letter from the Tenant approving such invoices and requesting payment from the Fourth Amendment Allowance; (iv) executed mechanic's lien releases, which lien releases shall be

conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord or Tenant, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138, as applicable; and (v) all other information reasonably requested by Landlord. Tenant's request for payment shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request. On or before the date occurring thirty (30) days after the Submittal Date, and assuming Landlord receives all of the information described in items (i) through (v), above, and subject to Tenant first disbursing any portion of the Over-Allowance Amount (as defined below) in accordance with Section 4.2.1, Landlord shall deliver a check to Tenant made to Tenant's Agent (or to Tenant if such invoices were previously paid by the Tenant) in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions shall be known as the "**Final TI Allowance Reimbursement**"), and (B) the balance of any remaining available portion of the Fourth Amendment Allowance (not including the Final TI Allowance Reimbursement), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Construction Documents", as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason as provided in the Lease, as amended hereby. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.

Alternatively, Tenant shall have the right to fund the Final Costs (as defined below) upfront, as provided in the last sentence of Section 4.2.1, without regard to monthly disbursements as set forth in this Section 2.2.2.1; provided, however, that, after completing the Tenant Improvements in accordance with this Tenant Work Letter, as a condition to Tenant requesting reimbursement for the Fourth Amendment Allowance, Tenant shall have provided Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii), (iv) and (v) of this Tenant Work Letter, above.

2.2.2.2 **Final TI Allowance Reimbursement**. Subject to the provisions of this Tenant Work Letter, a check for the Final TI Allowance Reimbursement payable to Tenant shall be delivered by Landlord to Tenant following the completion of construction of the Tenant Improvements, provided that (i) Tenant delivers to Landlord (a) properly executed, unconditional final mechanic's lien releases from all of Tenant's Agents, showing the amounts paid, in compliance with California Civil Code Sections 8132, 8134, 8136 and 8138, as applicable, (b) Contractor's last application and certificate for payment (AIA form G702 1992 or equivalent) signed by the Architect/Space Planner, (c) a breakdown sheet (AIA form G703 1992 or equivalent), (d) original stamped building permit plans, (e) copy of the building permit, (f) original stamped building permit inspection card with all final sign-offs, (g) full size bond copies and a CD R disk containing electronic files of the "as built" drawings of the Tenant Improvements in both "dwg" and "pdf" formats, from the Architect/Space Planner for architectural drawings, and from the Contractor for all other trades, (h) air balance reports, (i) excess energy use calculations, (j) one year warranty letters from Tenant's Agents, (k) manufacturer's warranties and operating instructions, (l) final punchlist completed and signed off by Tenant and the Architect/Space Planner, (m) letters of compliance from the Engineers stating that the Engineers have inspected the Tenant Improvements and that they complies with the Engineers' drawings and specifications,

(n) a copy of the recorded Notice of Completion, and (o) a final list of all contractors/vendors/consultants retained by Tenant in connection with the Tenant Improvements pursuant to this Tenant Work Letter, including, but not limited to, the Contractor, other contractors, subcontractors and the remaining Tenant's Agents, the Architect/Space Planner, the Engineers, systems furniture vendors/ installers, data/telephone cabling/equipment vendors/installers, etc., which final list shall set forth the full legal name, address, contact name (with telephone/fax/e mail addresses) and the total price paid by Tenant for goods and services to each of such contractors/vendors/consultants (collectively, the "**Final Close Out Package**"), and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises in the Building.

2.3 **Construction Rules, Requirements, Specifications, Design Criteria and Building Standards**. Upon Tenant's request, Landlord shall deliver to Tenant Landlord's construction rules, regulation, requirements and procedures, and specifications, design criteria and Building standards with which Tenant, the "Architect/Space Planner," as that term is defined below, and all Tenant's Agents must comply in designing and constructing the Tenant Improvements (the "**Construction Rules, Requirements, Specifications, Design Criteria and Building Standards**").

SECTION 3

CONSTRUCTION DOCUMENTS

3.1 **Selection of Architect/Space Planner/Construction Documents**. Tenant shall retain a licensed, competent, reputable architect/space planner experienced in high-rise office space design selected by Tenant and reasonably approved by Landlord (the "**Architect/Space Planner**") to prepare the Construction Documents. Tenant shall retain Landlord's engineering consultants (the "**Engineers**") to prepare all plans and engineering Construction Documents relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work with respect to the Tenant Improvements. The plans and drawings to be prepared by Architect/Space Planner and the Engineers hereunder shall be known collectively as the "**Construction Documents**." All Construction Documents shall comply with Landlord's drawing format and specifications. Landlord's review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents, and Tenant's waiver and indemnity set forth in Section 10.1 of the Original Lease shall specifically apply to the Construction Documents. Furthermore, Tenant and Architect/Space Planner shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans,

and Tenant and Architect/Space Planner shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.

3.2 **Final Space Plan**. Tenant shall supply Landlord with two (2) copies signed by Tenant of its final space plan for the Tenant Improvements before any architectural Construction Documents or engineering drawings have been commenced. The final space plan (the "**Final Space Plan**") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Tenant Improvements if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3 **Final Construction Documents**. After the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect/Space Planner and the Engineers to complete the architectural and engineering drawings for the Tenant Improvements, and Architect/Space Planner shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing Construction Documents in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "**Final Construction Documents**") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with two (2) copies signed by Tenant of such Final Construction Documents. Landlord shall advise Tenant within ten (10) business days after Landlord's receipt of the Final Construction Documents for the Tenant Improvements if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall immediately revise the Final Construction Documents in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 **Approved Construction Documents**. The Final Construction Documents shall be approved by Landlord (the "**Approved Construction Documents**") prior to the commencement of construction of the Tenant Improvements by Tenant. After approval by Landlord of the Final Construction Documents Tenant shall cause the Architect/Space Planner to submit the Approved Construction Documents to the appropriate municipal authorities for all architectural and structural permits (the "**Permits**"), provided that (a) the Architect/Space Planner shall provide Landlord with a copy of the package that it intends to submit prior to such submission, and (b) if there are Base Building modifications required to obtain the Permits, then Tenant shall obtain Landlord's prior written consent to any such Base Building modifications. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the applicable portions of the Premises to which the Tenant Improvements apply) for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Premises). No changes, modifications or alterations in the Approved Construction Documents may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

3.5 **Restoration Obligations for Tenant Improvements**. Concurrently with Landlord's approval of the Final Space Plan, Landlord shall notify Tenant which portions of the Tenant Improvements, if any, that must be removed from the Premises by Tenant, at Tenant's sole cost and expense, upon the expiration or earlier termination of the Lease Term. Tenant shall repair and restore, in a good and workmanlike manner, any damage to the Premises or the Project caused by Tenant's removal of any such portions of the Tenant Improvements or by the closing of any slab penetrations, and upon Default thereof, Tenant shall reimburse Landlord for Landlord's reasonable cost of repairing and restoring such damage.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 **Tenant's Selection of Contractors**.

4.1.1 **The Contractor**. Tenant shall retain a licensed general contractor selected by Tenant and reasonably approved by Landlord (the "**Contractor**"), as contractor for the construction of the Tenant Improvements, which Contractor shall be a qualified, reputable, general contractor experienced in class A, mid-rise office building tenant improvement construction in Sunnyvale, California, or other comparable cities in the San Francisco Bay Area.

4.1.2 **Tenant's Agents**. The Architect/Space Planner, Engineers, consultants, Contractor, other contractors, vendors, subcontractors, laborers, and material suppliers retained and/or used by Tenant shall be known collectively as the "**Tenant's Agents**." For the following trades, only those contractors, subcontractors, laborers, and material suppliers listed in the Construction Rules, Requirements, Specifications, Design Criteria and Building Standards may be selected by Tenant: Asbestos, Cable Television, Electrical, Elevators, Fire Sprinklers, Fire / Life Safety, HVAC, HVAC Air Balance, Plumbing, Roofing (as listed for each building comprising the Project), and Waste. The Electrical, Fire Sprinklers, Fire / Life Safety, HVAC and Plumbing must be engineered by, and any structural engineering must be conducted by, an engineer or engineers approved by Landlord.

4.2 **Construction of Tenant Improvements by Tenant's Agents**.

4.2.1 **Construction Contract; Cost Budget**. Prior to execution of a construction contract, Tenant shall submit a copy of the proposed contract with the Contractor for the construction of the Tenant Improvements, including the general conditions with Contractor (the "**Contract**") to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Following execution of the Contract and prior to commencement of construction, Tenant shall provide Landlord with a fully executed copy of the Contract for Landlord's records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids and proposals for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, for all of Tenant's Agents, of the final estimated costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the "**Construction Budget**"), which costs shall include, but not be limited to, the costs of the Architect's and Engineers' fees and the Landlord Coordination Fee (collectively, the "**Final**

Costs"). The amount, if any, by which the total costs set forth in the Construction Budget exceed the amount of the Fourth Amendment Allowance is referred to herein as the "**Over Allowance Amount**".

In the event that (i) an Over-Allowance Amount exists, and (ii) Tenant has requested monthly disbursements in accordance with Section 2.2.2.1 above, then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the Final Costs (after deducting from the Final Costs any amounts expended in connection with the preparation of the Construction Documents, and the cost of all other Fourth Amendment Allowance items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the "**Over-Allowance Payments**") shall be a condition to Landlord's obligation to pay any amounts from the Fourth Amendment Allowance. In the event that, after the Final Costs set forth in the Construction Budget have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs for such design and construction in excess of the Final Costs set forth in the Construction Budget shall be added to the Over-Allowance Amount and the Final Costs set forth in the Construction Budget, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence. In connection with any payment of the Over-Allowance Amount made by Tenant pursuant to this Section 4.2.1, Tenant shall provide Landlord with the documents described in items (i) through (v) of Section 2.2.2.1 of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs. All Tenant Improvements paid for by the Over-Allowance Amount shall be deemed Landlord's property under the terms of the Lease, as amended hereby. Alternatively, if Tenant elects to fund the Final Costs upfront, as provided in the second paragraph of Section 2.2.2.1, then the above provisions with respect to the Over-Allowance Amount and/or Over-Allowance Payments shall not apply.

4.2.2 **Tenant's Agents**.

4.2.2.1 **Landlord's General Conditions for Tenant's Agents and Tenant Improvement Work**. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Construction Documents; (ii) Tenant and Tenant's Agents shall not, in any way, materially interfere with, obstruct, or delay, the work of Landlord's base building contractor and subcontractors with respect to the Base Building or any other work in the Building; (iii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Landlord and Landlord shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iv) Tenant shall abide by all rules made by Landlord with respect to the use of parking, freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements and Tenant shall promptly execute all documents including, but not limited to, Landlord's standard contractor's rules and regulations, as Landlord may deem reasonably necessary to evidence or confirm Tenant's agreement to so abide.

4.2.2.2 **Indemnity**. Tenant's indemnity of Landlord as set forth in Section 10.1 of the Original Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in Section 10.1 of the Original Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy (or other documentation or approval allowing Tenant to legally occupy the Premises).

4.2.2.3 **Requirements of Tenant's Agents**. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any material defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 **Insurance Requirements**.

4.2.2.4.1 **General Coverages**. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in Article 10 of the Original Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors.

4.2.2.4.2 **Special Coverages**. Tenant or Contractor shall carry "Builder's All Risk" insurance in an amount approved by Landlord, which shall in no event be less than the amount actually carried by Tenant or Contractor, covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 10 of the Original Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

4.2.2.4.3 **General Terms**. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant and which shall name Landlord, and any other party that Landlord so specifies, as additional insured as to the full limits required hereunder for such entire ten (10) year period. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter. Landlord may, in its discretion, as provided in Section 8.3 of the Original Lease, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Tenant Improvements and naming Landlord as a co-obligee.

4.2.3 **Governmental Compliance**. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.

4.2.4 **Inspection by Landlord**. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.

4.2.5 **Meetings**. Commencing upon the execution of this Lease, Tenant shall hold regular meetings with the Architect/Space Planner and the Contractor regarding the progress of the preparation of Construction Documents and the construction of the Tenant Improvements, which meetings shall be held at the office of the Project, at a time mutually agreed upon by Landlord and Tenant, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.

4.2.6 **Landlord Coordination Fee**. Tenant shall pay a construction supervision and management fee (the "**Landlord Coordination Fee**") to Landlord in an amount equal to three percent (3%) of the hard and soft costs of the Tenant Improvements.

4.3 **Notice of Completion**. Within five (5) days after the final completion of construction of the Tenant Improvements, including, without limitation, the completion of any punch list items, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Santa Clara in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction and prior to Landlord's payment of the Final TI Allowance Reimbursement, (i) Tenant shall cause the Contractor and the Architect/Space Planner (A) to update the Approved Construction Documents through annotated changes, as necessary, to reflect all changes made to the Approved Construction Documents during the course of construction, (B) to certify to the best of the Architect/Space Planner's and Contractor's knowledge that such updated Approved Construction Documents are true and correct, which certification shall survive the expiration or termination of the Lease, as hereby amended, and (ii) Tenant shall deliver to Landlord the Final Close Out Package. Landlord shall, at Tenant's expense, update Landlord's "as-built" master plans, for the floor(s) on which Tenant has performed any Tenant Improvements under this Tenant Work Letter, if any, including updated vellums and electronic CAD files, all of which may be modified by Landlord from time to time, and the current version of which shall be made available to Tenant upon Tenant's request.

SECTION 5

MISCELLANEOUS

5.1 **Tenant's Representative**. Tenant has designated Robin Cline (robin.cline@crowdstrike.com) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2 **Landlord's Representative**. Landlord has designated Josephine Chan as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.3 **Time of the Essence in This Tenant Work Letter**. Unless otherwise indicated, all references in this Tenant Work Letter to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.4 **Tenant's Lease Default**. Notwithstanding any provision to the contrary contained in this Lease, if a Default as described in Section 19.1 of the Original Lease or under this Tenant Work Letter has occurred at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Fourth Amendment Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Tenant Improvements caused by such inaction by Landlord).